EXHIBIT 99.7

FINANCIAL REPORTING AGREEMENT

dated November 1, 2021
between
General Electric Company
and
AerCap Holdings N.V.

i

This FINANCIAL REPORTING AGREEMENT, dated November 1, 2021 (this “Agreement”), is made by and between General Electric Company, a New York corporation (“GE”), and AerCap Holdings N.V., a Netherlands public limited liability company (“AerCap”; each of AerCap and GE, a “Party”, and, together, the “Parties”).

RECITALS

A. GE currently indirectly owns approximately 46% of the issued and outstanding ordinary shares of AerCap.

B. GE will require certain information to facilitate certain of GE’s reporting obligations as a U.S. public reporting company listed on the New York Stock Exchange and to fulfill its fiduciary obligations with respect to GE’s ownership interest in AerCap.

C. GE and AerCap have entered into this Agreement to set out certain key provisions relating to the provision of information and certain of their respective rights, duties and obligations.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.01 Certain Defined Terms. The following capitalized terms used in this Agreement shall have the meanings set forth below:

“AerCap” has the meaning set forth in the Preamble.

“AerCap Affiliated Group” means, collectively, AerCap or any of its subsidiaries.

“AerCap Confidential Information” has the meaning set forth in Section 6.01(a).

“AerCap Public Documents” has the meaning set forth in Section 2.01(b)(i).

“AerCap Shares” means the ordinary shares, each having a nominal value of one eurocent (EUR 0.01), in the capital of AerCap or such other shares or other securities into which such ordinary shares are converted, exchanged, reclassified or otherwise changed from time to time.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any Law relating or applicable to such Person, property, transaction, event or other matter.

“Business Day” means any day other than a Saturday or a Sunday on which commercial banks in Amsterdam, Dublin and New York are open for normal banking business.

“Dispute” has the meaning set forth in Section 3.01.

“Effective Date” means the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, as in effect from time to time.

“GAAP” has the meaning set forth in Section 2.01.

“GE” has the meaning set forth in the Preamble.

“GE Affiliated Group” means, collectively, GE or any of its subsidiaries.

“GE Confidential Information” has the meaning set forth in Section 6.01(b).

“GE Public Documents” has the meaning set forth in Section 2.03(b).

“Governmental Authority” means:

(a) any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(b) any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(c) any court, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and

(d) any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“Law” or “Laws” mean (a) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal bylaw, Order or other requirement having the force of law and (b) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law, and also includes, where appropriate, any interpretation of the law (or any part thereof) by any Governmental Authority having jurisdiction over it, or charged with its administration or interpretation.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award by a Governmental Authority of competent jurisdiction.

“Party” has the meaning set forth in the Preamble.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means any information about an identifiable individual that is provided to or obtained by either Party.

“Representative” of a Person means such Person’s affiliates and the directors, officers, employees, advisers, agents, consultants, accountants, attorneys, sources of financing, investment bankers and other representatives of such Person and of such Person’s affiliates.

“Rule 3-09” has the meaning set forth in Section 2.01(e).

“SEC” means the U.S. Securities and Exchange Commission.

“Transaction Agreement” means that certain Transaction Agreement, dated as of March 9, 2021, by and among GE, GE Ireland USD Holdings ULC, GE Financial Holdings ULC, GE Capital US Holdings, Inc., AerCap, AerCap US Aviation LLC, AerCap Ireland Capital DAC and AerCap Aviation Leasing Limited, as amended by Amendment No. 1, dated as of the date hereof, and as may be further amended, supplemented or otherwise modified from time to time.

ARTICLE 2
FINANCIAL AND OTHER INFORMATION

Section 2.01 Twenty Percent Threshold. If (i) GE directly or indirectly beneficially owns at least twenty percent (20%) of the outstanding AerCap Shares, or (ii) the GE Affiliated Group is eligible, in accordance with United States generally accepted accounting principles (“GAAP”), to account for its investment in AerCap under the equity method of accounting, the following covenants shall apply:

(a) Maintenance of Books and Records. AerCap will, and will cause each of its consolidated subsidiaries to:

(i) make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of AerCap and such subsidiaries;

(ii) devise and maintain a system of internal control over GAAP financial reporting to provide reasonable assurances: (w) that transactions are executed in accordance with management’s general or specific authorization, (x) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (B) to maintain accountability for assets, (y) that access to assets is permitted only in accordance with management’s general or specific authorization, and (z) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(iii) use of commercially reasonable efforts to ensure that the “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) of AerCap and its subsidiaries are effective and that there are no material weaknesses in their internal controls over financial reporting;

(iv) establish and maintain “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) (a) required in order for the chief executive officers and chief financial officers of AerCap and GE to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-Oxley Act of 2002 and (b) that are reasonably designed to ensure that information required to be disclosed by AerCap in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to AerCap’s management as appropriate to allow timely decisions regarding required disclosure; and

(v) perform testing and report to GE or any of its subsidiaries information that GE reasonably requires to assess significant deficiencies or material weaknesses in internal control over financial reporting in time for GE to meet its schedule for filing any relevant GE Public Document.

(b) Public Information and Security Filings. AerCap and any of its subsidiaries that files information with the SEC or any United States national securities exchange will:

(i) deliver to GE, reasonably in advance of filing, all (x) reports, notices and proxy and information statements to be sent or made available, or required by Applicable Law to be sent or made available, by AerCap or its material subsidiaries to their security holders and (y) all registration statements and prospectuses to be filed by AerCap or its material subsidiaries ((x) and (y), collectively, the “AerCap Public Documents”);

(ii) deliver to GE, reasonably in advance of public release, in final form, copies of (a) all press releases and other statements to be made available by AerCap or its subsidiaries to the public and (b) all reports and other written information prepared by AerCap or any of its subsidiaries for general release to financial analysts or investors; and

(iii) AerCap shall not, and shall not permit its subsidiaries to, file or otherwise make public any report, registration, information or proxy statement, prospectus or other document that refers, or contains information with respect to any member of the GE Affiliated Group without the prior written consent of GE with respect to those portions of such document that contain information with respect to any member of the GE Affiliated Group, except as may be required by Applicable Law (in which case, AerCap shall use its reasonable best efforts to notify the relevant member of the GE Affiliated Group and obtain such member’s prior written consent before making such filing or otherwise making any such information public).

(c) Meetings with Financial Analysts. AerCap will notify GE reasonably in advance of the date of all scheduled “investor days”, earnings release and similar conference calls and of conferences to be attended by management of AerCap with members of the investment community, and shall consult with GE as to the appropriate timing for such “investor days” and earnings releases.

(d) Budgets and Projections. AerCap shall deliver to GE copies of annual and other budgets and financial projections relating to AerCap or any of its subsidiaries and shall provide GE an opportunity to meet with management of AerCap to discuss such budgets and projections.

(e) AerCap Financial Statements. AerCap will deliver to GE (i) the final form of AerCap’s unqualified audited annual financial statements no later than 90 days after AerCap’s fiscal year-end (or, if (1) GE has given AerCap the prompt notice contemplated by Section 2.04(iv)(b), stating that GE reasonably expects that a member of the GE Affiliated Group will be required to file AerCap’s financial statements pursuant to Rule 3-09 of Regulation S-X (“Rule 3-09”) or (2) AerCap has not delivered the reasonably required information contemplated by Section 2.04(iv)(a), three (3) business days prior to the date any such member is required to so file AerCap’s financial statements) and (ii) the final form of AerCap’s unaudited quarterly interim report no later than 60 days after AerCap’s quarter-end, in each case, together with all certifications required by Applicable Law by each of the chief executive officer and the chief financial officer of AerCap and, in the case of the audited annual financial statements, an opinion thereon by AerCap’s independent auditors; provided that the foregoing delivery requirement shall be satisfied if AerCap has filed such annual or periodic report with the SEC on or prior to such date. AerCap shall, if requested by GE, also deliver to GE all of the information required to be delivered by this Section 2.01(e) with respect to each subsidiary of AerCap which is itself required to file or furnish with the SEC or a United States national securities exchange annual or periodic reports, with such information to be provided in the same manner and detail and on the same time schedule as the information with respect to AerCap required to be delivered to GE pursuant to this Section 2.01(e).

(f) In order to facilitate AerCap’s and GE’s respective earnings calendars, AerCap and GE agree that GE shall receive from AerCap all financial information required to be reported by GE, which includes (i) for purposes of GE’s annual financial statements, the applicable AerCap financial information from the four most recent quarters for which AerCap has publicly filed annual or periodic reports, as applicable, as of the time of GE’s annual report and earnings announcement (e.g., GE may report AerCap financial information from Q42020-Q32021 in GE’s annual report covering GE’s Q12021-Q42021 financial results); and (ii) for purposes of GE’s quarterly financial statements, the applicable AerCap financial information from the most recent quarter for which AerCap has publicly filed an annual or periodic report, as applicable, as of the time of GE’s quarterly report and earnings announcement (e.g., GE may report AerCap financial information from Q42020 in GE’s quarterly report covering GE’s Q12021 results); provided that, in each case, GE shall disclose in its annual or quarterly report, as applicable, the quarter(s) for which AerCap financial results have been incorporated into the GE financial statements contained in such annual or quarterly report, as applicable; provided, further, that the foregoing requirement shall be satisfied with respect to any financial information that AerCap has filed in an annual or periodic report with the SEC reasonably in advance of GE’s annual or quarterly report, as applicable, and earnings announcement.

Section 2.02 Ten Percent Threshold. If GE directly or indirectly beneficially owns at least ten percent (10%) of the outstanding AerCap Shares, the following covenant shall apply:

(a) AerCap Public Information. AerCap shall deliver to GE reasonably in advance of filing copies of (i) all financial statements, reports, notices and proxy statements sent by AerCap in a general mailing to all of its shareholders, (ii) annual reports and (iii) final prospectuses filed.

Section 2.03 Five Percent Threshold. If GE directly or indirectly beneficially owns at least five percent (5%) of the outstanding AerCap Shares, the following covenants shall apply:

(a) Agreement for Exchange of Information. Each of GE and AerCap agrees to provide to the other any information which the requesting Party reasonably needs (i) to comply with any requirements imposed on the requesting Party by a Governmental Authority, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding, and (iii) to comply with this Agreement.

(b) GE Public Documents. AerCap will, and will use commercially reasonable efforts to cause its subsidiaries and auditors (subject to applicable regulatory and auditing reporting requirements) to, cooperate fully with GE, to (i) provide all information that GE reasonably requests, including, without limitation, assistance with the preparation of any pro forma information, in the preparation and filing with the SEC of GE’s press releases, public earnings releases, quarterly reports, annual reports, current reports, any amendments to any of the foregoing, any proxy, information and registration statements, and any other reports, notices, prospectuses and public filings made by any member of the GE Affiliated Group with the SEC or any United States national securities exchange (collectively, the “GE Public Documents”), including commercially reasonable efforts to obtain any consent required for the filing or incorporation by reference into any GE Public Documents of the opinion of AerCap’s independent auditors with respect to the audited annual financial statements of AerCap, and (ii) cause such independent auditors to provide (at GE’s expense except as contemplated by that certain registration rights agreement and that certain noteholder agreement, each dated the date hereof) customary comfort letters in accordance with applicable auditing guidance (including “negative assurance” comfort, if appropriate) reasonably requested in connection with any offering of securities by GE in which financial information of AerCap is included in any offering material used by GE.

Section 2.04 General Requirements. If GE directly or indirectly beneficially owns any outstanding AerCap Shares, the following covenants shall apply:

GE Financial Statements and Regulatory Reports.

(i) AerCap shall promptly provide to GE upon reasonable request all information, and access to personnel, of AerCap and its subsidiaries that may be necessary in order to prepare any GE Public Document or for any member of the GE Affiliated Group to (i) comply with applicable GAAP and SEC accounting or financial reporting requirements or other Laws and regulatory requirements (provided, for the avoidance of doubt, that AerCap shall not be required to provide financial statements or information in accordance with any accounting principles other than GAAP), (ii) respond in a timely manner to any reasonable requests for information regarding AerCap and its subsidiaries received by GE from investors, financial analysts or Governmental Authorities, (iii) effectively implement new accounting standards or policies as elected by GE, (iv) meet its schedule for the preparation, printing, filing and public dissemination of any GE Public Document, including any financial statements and regulatory reports, or (v) meet its schedule and requirements for the preparation and filing of any reports and data with any regulatory or supervisory authorities with jurisdiction over GE. In connection therewith, AerCap shall also permit GE and its auditors and other representatives to discuss the affairs, finances and accounts of AerCap and its subsidiaries with the officers and employees of AerCap and its auditors, all at such times and as often as GE may reasonably request upon reasonable notice during AerCap’s normal business hours. If and to the extent requested by GE, prior to any final printing or public release of any GE Public Document, AerCap shall diligently and promptly review drafts of such GE Public Document, prepare in a diligent and timely fashion any portion of such GE Public Document pertaining to AerCap or its subsidiaries;

(ii) All annual consolidated financial statements of AerCap and its subsidiaries delivered to GE shall set forth in comparative form the consolidated figures for the previous fiscal year and shall be prepared in accordance with Regulation S-X;

(iii) All quarterly (or other periodic) consolidated financial statements of AerCap and its subsidiaries delivered to GE shall include financial statements for such quarterly (or other) periods and for the period from the beginning of the current fiscal year to the end of such quarter (or other period), setting forth in each case in comparative form for each such fiscal quarter of AerCap the consolidated figures for the corresponding quarter and period of the previous fiscal year and shall be prepared in accordance with applicable accounting requirements and Regulation S-X; and

(iv) (a) Promptly after such information is available following AerCap’s fiscal year-end, AerCap shall deliver to GE all information reasonably required for GE to perform its Rule 3-09 significance calculations and to formulate a preliminary view as to whether a member of the GE Affiliated Group will be required to file AerCap’s financial statements pursuant to Rule 3-09 and (b) as promptly as reasonably practicable after AerCap delivers such information to GE (and in any event no more than three (3) business days after such delivery), GE will give notice to AerCap as to whether such calculations indicate (subject to possible adjustments to any information so provided by AerCap) that a member of the GE Affiliated Group will be required to file AerCap’s financial statements pursuant to Rule 3-09 (which notice will also state the applicable deadline for such filing, if any). If, after delivery of any information pursuant to clause (a) above, AerCap becomes aware of any material updates or developments that would reasonably be expected to impact GE’s Rule 3-09 significance calculations, AerCap shall deliver such updated information to GE as promptly as reasonably practicable.

(v) Upon reasonable request from AerCap (and in any event no more than once per calendar year), GE shall provide to AerCap, a schedule or statement setting forth its then-current Rule 3-09 significance calculations; provided that in no event shall such schedule or statement be required to disclose any financial information of any member of the GE Affiliated Group that is not publicly available at such time.

Section 2.05 Other Requirements. Notwithstanding anything in this Agreement, if any covenants under Sections 2.01, 2.02, 2.03 or 2.04 would cease to apply during any fiscal period of AerCap, the applicable covenant shall apply until all required information and documents for such period have been provided to GE.

ARTICLE 3
GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY
TRIAL

Section 3.01 Governing Law. This Agreement, all transactions contemplated by this Agreement, and all claims and defenses of any nature (including contractual and non-contractual claims and defenses) arising out of or relating to this Agreement, any transaction contemplated by this Agreement, and the formation, applicability, breach, termination or validity of this Agreement (each, a “Dispute”), will be exclusively governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied. The Parties expressly acknowledge and agree that (a) the requirements of 6 Del. C § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Laws of the State of Delaware to this Agreement, the relationship of the Parties, the transactions contemplated by this Agreement and the interpretation and enforcement of the rights and duties of the Parties hereunder and (b) the Parties have a reasonable basis for the application of the Laws of the State of Delaware to this Agreement, the relationship of the Parties, the transactions contemplated by this Agreement and the interpretation and enforcement of the rights and duties of the Parties hereunder.

Section 3.02 Consent to Jurisdiction. Any Dispute will exclusively be brought and resolved in the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally: (i) submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Dispute shall be heard and determined in such courts and (ii) agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Dispute. The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Dispute.

Section 3.03 Waiver of Jury Trial. To the maximum extent permitted by Law, each Party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Dispute and covenants that neither it nor any of its Affiliates or Representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each Party certifies and acknowledges that (a) such Party has considered the implications of this waiver, (b) such Party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such Party is relying and will rely in entering into this Agreement. Each Party may file an original counterpart or a copy of this Section 3.03 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

ARTICLE 4
TERM; SURVIVAL

Section 4.01 Term. The term of this Agreement shall commence on the date hereof and continue for so long as GE owns any AerCap Shares, with various requirements and covenants progressively falling away as GE’s ownership of AerCap Shares is reduced as and to the extent expressly set forth in this Agreement.

Section 4.02 Survival. Article 3, this Section 4.02 and Article 5 shall survive the expiration or other termination of this Agreement and remain in full force and effect.

ARTICLE 5
GENERAL PROVISIONS

Section 5.01 Notices.

(a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by electronic mail, by delivery in person, by overnight courier service, by facsimile with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.01):

if to GE:

General Electric Company
5 Necco Street Boston, Massachusetts 02210
Attention: Senior Counsel, Mergers & Acquisitions
E-mail:     ma.transaction@ge.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
United States of America
Attention: Scott A. Barshay

Email:	Steven J. Williams sbarshay@paulweiss.com swilliams@paulweiss.com if to AerCap:

AerCap Holdings N.V.
AerCap House
65 St. Stephen’s Green
Dublin D02 YX20
Ireland
Attention:	General Counsel
Email:	VDrouillard@aercap.com

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Craig F. Arcella
Email:	CArcella@cravath.com

(b) Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(i) if delivered by electronic mail, upon confirmation of receipt;

(ii) if delivered personally, on delivery; and

(iii) if sent by registered or certified mail, three (3) clear Business Days after the date of posting.

(c) For the purposes of this Section 5.01, any reference to a particular time relates to the time at the location of the Party giving notice as set out in Section 5.01(a).

Section 5.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Any term or provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable. Upon any determination that any term or provision of this Agreement is held invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.03 Entire Agreement. Except as otherwise expressly provided herein, this Agreement, together with the Transaction Agreement, the Confidentiality Agreement (as defined in the Transaction Agreement), the Shareholders’ Agreement (as defined in the Transaction Agreement) and the documents contemplated hereby and thereby, constitutes the entire agreement of the Parties hereto with respect to its subject matter and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of GE and/or its affiliates, on the one hand, and AerCap and/or its affiliates, on the other hand, with respect to its subject matter.

Section 5.04 Assignment; No Third-Party Beneficiaries.

(a) A member of the GE Affiliated Group may assign this Agreement to any other member of the GE Affiliated Group to whom AerCap Shares are transferred and who agrees to become Party hereto and to be bound by this Agreement, provided, however, that such transferor must remain Party hereto in respect of any AerCap Shares remaining held by it, and AerCap hereby consents and agrees to any such assignment. Except as aforesaid, this Agreement shall not be assigned by any Party hereto without the prior written consent of the other Party.

(b) This Agreement is for the sole benefit of the Parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.05 Amendment; Waiver. No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties hereto. No waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 5.06 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 5.07 Currency. All references in this Agreement to “dollars” or “$” are expressed in United States currency, unless otherwise specifically indicated.

Section 5.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 5.09 Regulatory Approval and Compliance. Each of GE and AerCap shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement.

Section 5.10 No Unreasonable Interference; No Violation of Applicable Laws. The rights of the Parties will be exercised so as not to unreasonably interfere with their ordinary course operations or those of their respective affiliates. The Parties acknowledge that they and their affiliates are subject to various Laws issued from time to time by regulators or other Governmental Authorities or securities exchanges and no provision of this Agreement is intended to require any Party to take (or cause to be taken) any action that would violate such Laws.

Section 5.11 Privilege. The provision of any information pursuant to this Agreement shall not be deemed a waiver of privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privileges. No member of the AerCap Affiliate Group or the GE Affiliate Group will be required to provide any information or materials to GE or AerCap, respectively, pursuant to this Agreement if GE or AerCap, as applicable, reasonably determines upon the advice of counsel doing so could result in the loss of the ability to successfully assert any privilege, including the attorney-client privilege and work-product privilege, provided that each of GE and AerCap, as applicable, shall use commercially reasonable efforts to provide such information and materials in a manner that does not violate such privilege.

ARTICLE 6
USE OF INFORMATION; CONFIDENTIALITY

Section 6.01 Confidential Information.

(a) From and after the Effective Date, subject to Section 6.01(c) and except as contemplated by this Agreement, GE shall not, and shall cause its Representatives not to, (i) directly or indirectly disclose, reveal, divulge or communicate to any Person other than Representatives of such Party who reasonably need to know such information for the purpose (in this Section 6.01(a) only, the “Purpose”) of discharging GE’s obligations under Applicable Law or exercising its rights under this Agreement, or (ii) use or otherwise exploit for its own benefit, to compete with AerCap and its subsidiaries or for the benefit of any third party or for any purpose other than the Purpose, any AerCap Confidential Information. GE shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the AerCap Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 6.01, any information, material or documents relating to AerCap’s business as it is then currently or formerly conducted, or proposed to be conducted, by AerCap furnished to or in possession of GE or any of its Representatives, including without limitation Personal Information, and any other information, material or documents provided to GE or any of its Representatives pursuant to this Agreement, in each case irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by GE or its Representatives, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “AerCap Confidential Information.” “AerCap Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (x) is or becomes generally available to the public, other than as a result of a disclosure by GE or any of its Representatives not otherwise permissible hereunder, (y) GE can demonstrate was or became available to GE from a source other than AerCap or (z) is developed independently by GE without reference to the AerCap Confidential Information; provided, however, that, in the case of clause (y), the source of such information was not known by GE to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, AerCap with respect to such information.

(b) From and after the Effective Date, subject to Section 6.01(c) and except as contemplated by this Agreement, AerCap shall not, and shall cause its Representatives, not to, (i) directly or indirectly disclose, reveal, divulge or communicate to any Person other than Representatives of such Party who reasonably need to know such information for the purpose (in this Section 6.01(b) only, the “Purpose”) of discharging AerCap’s obligations under Applicable Law or exercising its rights under this Agreement, or (ii) use or otherwise exploit for its own benefit, to compete with GE and its subsidiaries or for the benefit of any third party or for any purpose other than the Purpose, any GE Confidential Information. AerCap shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the GE Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 6.01, any information, material or documents relating to GE’s business as it is then currently or formerly conducted, or proposed to be conducted, by GE (for greater certainty, not including AerCap and its subsidiaries) furnished to or in possession of AerCap or any of its Representatives, including without limitation Personal Information, and any other information, material or documents provided to GE or any of its Representatives pursuant to this Agreement, in each case irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by AerCap or its Representatives, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “GE Confidential Information.” “GE Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (x) is or becomes generally available to the public, other than as a result of a disclosure by AerCap or any of its Representatives not otherwise permissible hereunder, (y) AerCap can demonstrate was or became available to AerCap from a source other than GE or (z) is developed independently by AerCap without reference to the GE Confidential Information; provided, however, that, in the case of clause (y), the source of such information was not known by AerCap to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, GE with respect to such information.

(c) If either GE or AerCap is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to Applicable Law to disclose or provide any AerCap Confidential Information or GE Confidential Information (other than with respect to any such information furnished pursuant to the financial reporting provisions of this Agreement, which each Party shall be permitted to disclose in its public filings as required by any Governmental Authority or pursuant to Applicable Law and in accordance with past practice), as applicable, the Person receiving such request or demand shall use all reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable under the circumstances (except where such notice is prohibited by Applicable Law) so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand agrees to take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any AerCap Confidential Information or GE Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

(d) In the event that any disclosure of information is made in contravention of this Article 6, the Party that has made or permitted to be made such contravening disclosure shall immediately notify the other Party thereof.

(e) Each Party is aware, and will advise its respective Representatives who are informed as to the matters which are the subject of this Agreement, that applicable securities Laws prohibit any Person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By:	/s/ Robert M. Giglietti
Name: Robert M. Giglietti
Title: Vice President

AERCAP HOLDINGS N.V.

By:	/s/ Peter Juhas
Name: Peter Juhas
Title: Authorised Signatory

By:	/s/ Risteard Sheridan
Name: Risteard Sheridan
Title: Authorised Signatory

[Signature Page to Financial Reporting Agreement]